EXHIBIT 5



                               3400 CITY CENTER
                               33 SOUTH SIXTH STREET
                               MINNEAPOLIS, MN 55402-3796

                               612 343-2800
                               FAX: 612 333-0066
                               WEB SITE: www.gpmlaw.com



                                   January 27, 2000


HEI, Inc.
P.O. Box 5000
1495 Steiger Lake Lane
Victoria, Minnesota  55386

Ladies and Gentlemen:

         We have acted as special counsel for HEI, Inc., a Minnesota corporation (the "Company"), which has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 425,000 shares of Common Stock, par value $.05 per share (the "Common Stock"), of the Company initially issuable upon the exercise of stock options granted pursuant to the HEI, Inc. 1998 Stock Option Plan for Nonemployee Directors as amended through January 20, 2000 (the "Plan").

         We have examined such documents and have reviewed such questions of law as we have deemed necessary and appropriate for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock initially issuable pursuant to the Plan have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and its associated stock option agreements, will be validly issued, fully paid and nonassessable.

         Our opinions expressed above are limited to the laws of the State of Minnesota.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,



                                   /s/ Gray, Plant, Mooty, Mooty & Bennett, P.A.

          GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A. ATTORNEYS AT LAW